Exhibit 99.1

Resideo Announces Second Quarter 2021 Financial Results

AUSTIN, Texas, August 5, 2021 – Resideo Technologies, Inc. (NYSE: REZI), a leading global provider of home comfort and security solutions and distributor of commercial and residential security and audio-visual products, today announced financial and operating results for the second quarter ended July 3, 2021.

Second Quarter 2021 Highlights

•	Net revenue of $1.5 billion, up 44% from $1.0 billion in the second quarter 2020

•	Gross profit margin of 25.8%, up 290 basis points compared to gross profit margin of 22.9% in the prior year comparable period

•	Operating profit of $121 million, an increase of $127 million over an operating loss of $6 million in the second quarter 2020

•	Cash provided by operating activities of $94 million compared to cash provided by operating activities of $145 million in the prior year comparable period

Second Quarter 2021 Performance

Consolidated revenue of $1.5 billion in the second quarter 2021 increased 44% compared with $1.0 billion in the second quarter 2020, which was negatively impacted by the emergence of COVID-19. Products & Solutions revenue was $598 million, an increase of 50% compared with revenue of $398 million in the prior year comparable period primarily due to strong demand across Products & Solutions’ end markets and channels. ADI Global Distribution revenue was $879 million, an increase of 39% compared with revenue of $631 million in the prior year comparable period primarily due to higher volumes as demand improved for products serving both commercial and residential markets.

Gross profit margin for the second quarter 2021 was 25.8%, up 290 basis points compared to 22.9% in the second quarter 2020. Products & Solutions gross profit margin of 38.6% increased 470 basis points from 33.9% in the second quarter 2020. The increase was primarily attributable to higher sales volume and productivity improvements partially offset by higher freight costs. ADI Global Distribution gross profit margin was 17.3%, an increase of 130 basis points compared to the prior year comparable period gross profit margin of 16.0%. The increase was primarily a result of improved product line margin and higher purchase rebates partially offset by higher freight costs.

Resideo’s operating profit of $121 million in the second quarter 2021 was up $127 million compared to second quarter 2020 operating loss of $6 million. Products & Solutions operating profit of $129 million in the second quarter 2021 increased from $42 million in the second quarter 2020. The increase was primarily the result of higher volumes and improved gross profit margin. ADI Global Distribution operating profit increased to $66 million in the second quarter 2021 from $31 million in the second quarter 2020, primarily due to strong operating expense leverage over the higher revenue. Corporate costs were $74 million in the second quarter 2021, down $5 million from $79 million in the prior year comparable period primarily due to reduced spin related expenses and lower restructuring costs offset by a $16 million expense related to the pending securities class action litigation settlement net of insurance recoveries.

Net income for the second quarter 2021 was $58 million, or $0.39 per diluted common share, compared with a net loss of $76 million, or a loss of $0.62 per diluted common share, in the second quarter 2020.

Cash Flow and Liquidity

The company reported net cash provided by operating activities of $94 million for the second quarter 2021, a decrease of $51 million from the prior year comparable period. The lower operating cash generation was primarily the result of unusual positive cash flow items in 2020 related to COVID-19, including working capital decline and cash conservation efforts. On July 3, 2021, Resideo had cash and cash equivalents of $579 million and total outstanding debt of $1.2 billion.

Outlook

The company today updated its outlook for 2021 and now expects full year revenue to be in the range of $5.85 billion to $5.95 billion, gross profit margin in the range of 26% to 28% and operating profit in the range of $535 million to $565 million.

The company expects third quarter 2021 revenue to be in the range of $1.50 billion to $1.55 billion, gross profit margin in the range of 26.5% to 28.5% and operating profit in the range of $140 million to $150 million.

Management Remarks

“The second quarter was another period of strong market demand and solid execution for Resideo,” commented Jay Geldmacher, Resideo’s president and CEO. “We experienced positive tailwinds across the residential and commercial markets we serve.

The strong demand was accompanied by a continuation of the challenging global logistics and supply chain environments. Our team is focused on aggressively managing these dynamics to ensure Resideo remains well positioned to meet the needs of current and new customers.

“Driven by the strong market conditions and the hard work of the Resideo team, we meaningfully expanded profitability while accelerating investment across the business. At ADI, we continue to roll out tools that enable the business to better understand and serve its customers, particularly through digital channels. Within P&S, we have made investments in infrastructure to improve productivity of the sales organization and to accelerate activity within engineering. We believe these and other investments are helping drive improved near-term results and better position Resideo for future growth and profitability expansion.”

Conference Call and Webcast Details

Resideo will hold a conference call with investors on August 5, 2021, at 5:00 p.m. EDT. A real-time audio webcast of the call will be accessible at https://investor.resideo.com, where related materials will be posted before the call. A replay of the webcast will be available following the presentation. To join the conference call, please dial 833-972-2949 (U.S. toll-free) or 1-236-714-2869 (international), with the conference title “Resideo Second Quarter 2021 Earnings” or the conference ID: 1581216.

About Resideo

Resideo is a leading global manufacturer and distributor of technology-driven products and solutions that provide comfort, security, energy efficiency and control to customers worldwide. Building on a 130-year heritage, Resideo has a presence in more than 150 million homes, with 15 million systems installed in homes each year. We continue to serve more than 110,000 professionals through leading distributors, including our ADI Global Distribution business, which exports to more than 100 countries from nearly 200 stocking locations around the world. For more information about Resideo, please visit www.resideo.com.

Contacts:
Investors:	Media:
Jason Willey	Oliver Clark
investorrelations@resideo.com	oliver.clark@resideo.com

Table 1: SUMMARY OF FINANCIAL RESULTS (UNAUDITED)

(In millions)

	Q2 2021				YTD 2021
	Products & Solutions	ADI Global Distribution	Corporate	Total Company	Products & Solutions	ADI Global Distribution	Corporate	Total Company
Revenue (1)	$598	$879	$—	$1,477	$1,204	$1,692	$—	$2,896
Cost of goods sold	367	727	2	1,096	743	1,400	4	2,147

Gross profit (loss)	231	152	(2)	381	461	292	(4)	749
Selling, general and administrative expenses (2)	81	86	71	238	160	167	128	455
Research and development expenses (2)	21	—	1	22	42	—	1	43

Operating profit (loss)	$129	$66	$(74)	$121	$259	$125	$(133)	$251

	Q2 2020				YTD 2020
	Products & Solutions	ADI Global Distribution	Corporate	Total Company	Products & Solutions	ADI Global Distribution	Corporate	Total Company
Revenue (1)	$398	$631	$—	$1,029	$873	$1,335	$—	$2,208
Cost of goods sold	263	530	—	793	577	1,108	3	1,688

Gross profit (loss)	135	101	—	236	296	227	(3)	520
Selling, general and administrative expenses (2)	76	70	77	223	161	148	146	455
Research and development expenses (2)	17	—	2	19	35	—	2	37

Operating profit (loss)	$42	$31	$(79)	$(6)	$100	$79	$(151)	$28

	Q2 2021 % change compared with prior period				YTD 2021 % change compared with prior period
	Products & Solutions	ADI Global Distribution	Corporate	Total Company	Products & Solutions	ADI Global Distribution	Corporate	Total Company
Revenue (1)	50%	39%	N/A	44%	38%	27%	N/A	31%
Cost of goods sold	40%	37%	N/A	38%	29%	26%	33%	27%
Gross profit (loss)	71%	50%	N/A	61%	56%	29%	33%	44%
Selling, general and administrative expenses (2)	7%	23%	(8)%	7%	(1)%	13%	(12)%	0%
Research and development expenses (2)	24%	N/A	(50)%	16%	20%	N/A	(50)%	16%
Operating profit (loss)	207%	113%	(6)%	NM	159%	58%	(12)%	796%

(1)

Represents Product & Solutions revenue, excluding intersegment revenue of $97 million and $191 million for the three and six months ended July 3, 2021 and $84 million and $168 million for the three and six months ended June 27, 2020. ADI Global Distribution does not have any intersegment revenue.

(2)

Prior year information was reclassified to present Research and development expenses as a separate line item. Research and development expenses were formerly included within Selling, general and administrative expenses.

Table 2: CONSOLIDATED INTERIM STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Six Months Ended
	July 3,	June 27,	July 3,	June 27,
	2021	2020	2021	2020
	(In millions except share and per share data)
Net revenue	$1,477	$1,029	$2,896	$2,208
Cost of goods sold	1,096	793	2,147	1,688

Gross profit	381	236	749	520
Selling, general and administrative expenses (1)	238	223	455	455
Research and development expenses (1)	22	19	43	37

Operating profit (loss)	121	(6)	251	28
Other expense, net	28	29	72	71
Interest expense	12	18	25	35

Income (loss) before taxes	81	(53)	154	(78)
Tax expense	23	23	47	19

Net income (loss)	$58	$(76)	$107	$(97)

Weighted Average Number of Common Shares Outstanding (in thousands)
Basic	143,939	123,203	143,657	123,083
Diluted	148,328	123,203	148,050	123,083
Earnings (Loss) Per Share
Basic	$0.40	$(0.62)	$0.74	$(0.79)
Diluted	$0.39	$(0.62)	$0.72	$(0.79)

1)

The prior year unaudited Consolidated Interim Statements of Operations were reclassified to present Research and development expenses as a separate line item within the statements. Research and development expenses were formerly included within Selling, general and administrative expenses.

Table 3: CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	July 3,	December 31,
	2021	2020
	(In millions, except number of shares which are reflected in thousands and par value)
ASSETS
Current assets:
Cash and cash equivalents	$579	$517
Accounts receivables – net	895	863
Inventories – net	684	672
Other current assets	198	173

Total current assets	2,356	2,225
Property, plant and equipment – net	304	318
Goodwill	2,682	2,691
Other assets	370	376

Total assets	$5,712	$5,610

LIABILITIES
Current liabilities:
Accounts payable	$915	$936
Current maturities of long-term debt	10	7
Accrued liabilities	586	595

Total current liabilities	1,511	1,538
Long-term debt	1,184	1,155
Obligations payable under Indemnification Agreements	584	590
Other liabilities	330	334
EQUITY
Common stock, $0.001 par value, 700,000 shares authorized, 145,359 and 144,171 shares issued and outstanding as of July 3, 2021, 143,959 and 143,059 shares issued and outstanding as of December 31, 2020, respectively	—	—
Additional paid-in capital	2,098	2,070
Treasury stock, at cost	(14)	(6)
Retained earnings	182	75
Accumulated other comprehensive loss	(163)	(146)

Total equity	2,103	1,993

Total liabilities and equity	$5,712	$5,610

Table 4: CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended		Six Months Ended
	July 3, 2021	June 27, 2020	July 3, 2021	June 27, 2020
	(In millions)		(In millions)
Cash flows provided by operating activities:
Net income (loss)	$58	$(76)	$107	$(97)
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization	22	21	45	42
Stock compensation expense	10	7	19	14
Other	(7)	9	18	21
Changes in assets and liabilities, net of acquired companies:
Accounts receivable	(16)	130	(33)	113
Inventories – net	2	64	(8)	58
Other current assets	(40)	3	(24)	13
Accounts payable	—	(108)	(15)	(109)
Accrued liabilities	56	89	(10)	14
Obligations payable under Indemnification Agreements	1	(7)	(6)	(9)
Other	8	13	6	11

Net cash provided by operating activities	94	145	99	71

Cash flows used for investing activities:
Expenditures for property, plant, equipment and other intangibles	(16)	(15)	(35)	(31)
Cash paid for acquisitions, net of cash acquired	(5)	—	(10)	(35)
Other	3	—	3	—

Net cash used for investing activities	(18)	(15)	(42)	(66)

Cash flows (used for) provided by financing activities:
Proceeds from long-term debt	—	—	950	—
Payment of debt facility issuance and modification costs	—	—	(21)	—
Net proceeds from revolving credit facility	—	(100)	—	250
Repayment of long-term debt	(2)	(6)	(923)	(6)
Other	(4)	(2)	1	(3)

Net cash (used for) provided by financing activities	(6)	(108)	7	241

Effect of foreign exchange rate changes on cash and cash equivalents	1	2	(2)	(6)

Net increase in cash and cash equivalents	71	24	62	240
Cash and cash equivalents at beginning of period	508	338	517	122

Cash and cash equivalents at end of period	$579	$362	$579	$362

Forward-Looking Statements

This release contains “forward-looking statements.” All statements, other than statements of fact, that address activities, events or developments that we or our management intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. Although we believe forward-looking statements are based upon reasonable assumptions, such statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results or performance of the Company to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, (1) the duration and severity of the COVID-19 pandemic and the disruption to our business and the global economy caused by it, including (A) its effect on the demand for our products and services, (B) its effect on our and our business partners’ supply chains, workforce, liquidity, spending and timing for payments and disbursements, and (C) the impact of potential facility closures and the modified working conditions at our corporate offices, Product & Solutions segment and ADI Global Distribution segment, (2) the amount of our obligations and nature of our contractual restrictions pursuant to, and disputes that have or may hereafter arise under, the agreements we entered into with Honeywell in connection with our spin-off, (3) the likelihood of continued success of our transformation programs and initiatives, (4) whether our binding agreement in principle to settle the pending securities class action litigation will become effective, including whether the conditions to the effectiveness of the settlement will be satisfied or waived and whether we will be able to enter into definitive documentation with the plaintiffs on the terms and conditions outlined in our binding agreement in principle, and (5) the other risks described under the headings “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2020 and other periodic filings we make from time to time with the Securities and Exchange Commission (SEC). You are cautioned not to place undue reliance on these forward-looking statements, such as (i) the outlook regarding third quarter 2021 and full year 2021 and (ii) the impact of the COVID-19 pandemic on our business and operations. Forward-looking statements are not guarantees of future performance, and actual results, developments, and business decisions may differ from those envisaged by our forward-looking statements. Except as required by law, we undertake no obligation to update such statements to reflect events or circumstances arising after the date of this press release, and we caution investors not to place undue reliance on any such forward-looking statements.

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